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                                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE


Media Contact: Judith T. Hyfield Starr   Investor Contact: Christopher M. Byrd
                        (860) 678-3472                          (860) 678-3419



         VALUE HEALTH ANNOUNCES REVISED MERGER AGREEMENT WITH COLUMBIA
                 AMENDED TERMS PROVIDE $20.50 PER SHARE IN CASH


    AVON, Conn., April 15, 1997 - Value Health, Inc. (NYSE: VH) announced today that it has entered into an amended and restated merger agreement with Columbia/HCA Healthcare Corporation (NYSE: COL) providing for a merger in which outstanding share of Value Health common stock would be exchanged for $20.50 in cash. Under the previous merger agreement, each Value Health share would have been exchanged for 0.58 shares of Columbia common stock, which had a market value of $18.20 per share of Value Health common stock as of the close of business on Monday, April 14, 1997.

    The Value Health Board of Directors approved the revised transaction with Columbia as being in the best interests of the company's stockholders. The terms of the revised Columbia merger agreement are substantially the same as those of the prior merger agreement with Columbia. The merger with Columbia remains subject to the approval of Value Health stockholders, certain regulatory approvals and other customary conditions. It is anticipated that the merger will be completed in the second quarter of 1997.

    Value Health also announced today it had received a letter from MedPartners, Inc. (NYSW:MDM) in which MedPartners proposed to acquire Value Health in a merger transaction in which each outstanding share of Value Health common stock outstanding would be exchanged for 1.112 shares of MedPartners common stock in a tax-free transaction that would be accounted for as a pooling of interests. The MedPartners proposal is contingent upon the negotiation of a definitive merger agreement, final approval of MedPartners' Board of Directors and the completion of confirmatory due diligence by MedPartners.

    The Board of Directors of Value Health has rejected the MedPartners proposal based on a number of factors, including the lack of a collar or other price protection in light of the current volatility in the equity markets, the existence of conditions to reaching a definitive agreement, such as the completion of confirmatory due diligence, and concerns over factors influencing the timing of closing any such transaction, such as regulatory filings and approvals. Based on the foregoing factors, among other things, the Value Health Board determined that proceeding with the amended Columbia transaction, which provides for cash consideration to be delivered for each Value Health share, is in the best interests of Value Health shareholders.






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    Value Health, Inc. is a provider of specialty benefit programs to large corporations, insurance carriers, managed care organizations, and federal, state and local governments. The company's businesses include: pharmacy benefit management; mental health and substance abuse management; workers' compensation, disability and group health management; and disease management.



          (Value Health's address on the World Wide Web is www.vh.com)
           (For Value Health press releases, call Company News on Call
                          1-800-758-5804, ext. 932938)







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